EXHIBIT 15.1

August 7, 2026

To the Board of Directors and Shareholder of
Berkshire Hathaway Energy Company
1615 Locust St.
Des Moines, Iowa 50309

We are aware that our report dated August 7, 2026, on our review of the interim financial information of Berkshire Hathaway Energy Company appearing in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, is incorporated by reference in Registration Statement No. 333-292645 on Form S-8.

/s/ Deloitte & Touche LLP

Des Moines, Iowa